AMENDMENT TO CUSTODIAN CONTRACT

This Amendment to Custodian Contract (the “Amendment”) is made as of June 12, 2009, by and between Royce Value Trust, Inc. (“Customer”) and State Street Bank and Trust Company, a Massachusetts trust company (“Custodian”).

WHEREAS, Customer and Custodian entered into a Custodian Contract dated as of October 20, 1986 (as amended, supplemented, restated or otherwise modified, the “Agreement”); and

WHEREAS, Customer and Custodian desire to amend a provision of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.                 Amendment to Agreement.

The first paragraph of Section 9 of the Agreement (Effective Period, Termination and Amendment) is hereby deleted in its entirety and replaced with the following:

This Agreement shall be effective on the date set forth on the signature page hereto and shall continue in full force and effect through and including December 31, 2012. Notwithstanding the preceding sentence, the Fund may terminate the services of the Custodian under this Agreement by providing thirty (30) days written notice in the event that the Custodian (i) shall fail in any material respect to perform its duties and obligations hereunder pursuant to the applicable standard of care set forth herein, the Fund shall have given written notice thereof, and such material failure shall not have been remedied to the reasonable satisfaction of the Fund within thirty (30) days after such written notice is received, or (ii) shall have ceased to be qualified as a custodian under the 1940 Act, shall be indicted for a crime, shall commence any bankruptcy or insolvency proceeding or have such a proceeding initiated against it which shall not be dismissed within 60 days, or shall suffer any other material adverse change in its condition, operations or professional reputation that is determined by the Fund in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Fund. This Agreement, or any term hereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

2.                 Miscellaneous.

(a)               Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)               This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

ROYCE VALUE TRUST, INC.

By: /s/ John D. Diederich Name: John D. Diederich Title: Vice President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Joseph C. Antonellis Name: Joseph C. Antonellis Title: Vice Chairman